Exhibit 99.01

OG&E’s ‘OU Spirit’ wind farm agreement reached
 Customers to benefit from OU’s purchase of renewable energy credits

OKLAHOMA CITY – OG&E announced today it has reached a settlement agreement on its application for approval of the OU Spirit wind farm pending before the Oklahoma Corporation Commission.  The company, OCC staff, office of the state Attorney General, Oklahoma Industrial Energy Consumers and OG&E Shareholders Association all agreed to ask the Commission to approve settlement terms which authorize OG&E to begin recovering the costs of the new wind farm when it goes into production and assigns to OG&E’s customers the proceeds from of the sale of renewable energy credits to the University of Oklahoma.

OU Spirit, a 101-megawatt electric generating facility under construction near Woodward, Okla., is expected to be complete in December.  In one of the largest renewable energy commitments ever by a public university, OU has said it expects the new wind farm to help the university’s Norman campus achieve a goal to have all of its purchased energy be from renewable sources by 2013.

“Today’s settlement agreement is just the latest example of how collaboration among the parties can result in benefits for everyone,” said Howard Motley, vice president of regulatory affairs for OG&E. “We have succeeded in finding the way to build and pay for a new wind farm that benefits our customers, the university, and our entire state for many years to come.”

The agreement asks for a Corporation Commission order establishing a temporary addition, or rider, to OG&E customers’ monthly electric bills, that will enable the company to begin recovering construct costs  as each of the wind farm’s 44 new turbines comes online.  When completed, the facility is expected to cost approximately $270 million. OU Spirit will be added to OG&E’s regulated rate base as part of a general rate case in 2011, which would end the temporary rider. A Commission hearing on the OU Spirit application is scheduled before an Administrative Law Judge on Oct. 28.

The agreement calls for OG&E to pass through to Oklahoma retail customers 100 percent of the renewable energy credit revenues generated by the sale of the RECs to the university.  The net impact on the average residential customer’s 2010 electric bill should be approximately 90 cents per month, decreasing to 80 cents per month in 2011.

OG&E today provides its customers with 170 megawatts of wind power from the Sooner and Centennial wind farms in northwestern Oklahoma; OU Spirit will bring the total to 270.  Separately, OG&E plans to seek Commission approval of two additional wind power projects totaling 280 megawatts that could come online by 2012, providing OG&E’s customers a total of 550 MW of wind-generation capability.  That would represent about 7.6 percent of the company’s total generating capacity.

 OG&E, a regulated electric utility with more than 773,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas, is a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), which also is the parent of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.